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                                                                       EXHIBIT 5
September 28, 1995

Board of Directors
RMI Titanium Company
P.O. Box 269
1000 Warren Avenue
Niles, OH 44446

Dear Sirs:

     I am Assistant General Counsel of the U. S. Steel Group of USX Corporation, a Delaware corporation ("USX"), and have acted as counsel to RMI Titanium Company, an Ohio corporation ("RMI") in connection with the Registration Statement on Form S-8 (hereinafter the "Registration Statement") which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, covering an aggregate of up to 600,000 shares (the "Shares") of RMI's Common Stock, par value $.01 per share, which may be issued to certain employees of RMI pursuant to the RMI 1995 Stock Plan (the "Plan").

     I am familiar with the Articles of Incorporation and Code of Regulations of RMI and the April 26, 1995, RMI shareholder vote approving the Plan.

     Based upon the foregoing, I am of the opinion that RMI is duly incorporated and validly existing under the laws of the State of Ohio and has an authorized capital consisting of 30,000,000 shares of Common Stock, par value $.01 per share, of which 15,323,253 shares have been issued and were outstanding as of August 4, 1995, and 5,000,000 shares of Preferred Stock, without par value, none of which has been issued or is outstanding. I am also of the opinion that the Shares have been duly authorized and reserved for issuance pursuant to the Plan and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Although I am admitted to the practice of law only in the Commonwealth of Pennsylvania, other attorneys in the Law Department of the U. S. Steel Group of USX are admitted to practice in the State of Ohio, and I have consulted with them to the extent I have deemed necessary in order to render this opinion.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ ROBERT E. HILTON

                                          Robert E. Hilton
                                          Assistant General Counsel
                                          U. S. Steel Group